Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-55285, 33-57801, 333-21867, 333-24955, 333-26621, and 333-160674 on Form S-3 and Registration Statement Nos. 33-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482, 333-74216, 333-151884, 333-151887, 333-166767 and 333-166768 on Form S-8 of our reports dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries, and the effectiveness of Tenet Healthcare Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Dallas, TX

February 27, 2012